                                                              Exhibit 99.d(i)(M)



                      SUPPLEMENTAL TERMS AND CONDITIONS TO
                        THE MANAGEMENT AGREEMENT BETWEEN
                          THE AMERICAN AADVANTAGE FUNDS
                                       AND
                          AMR INVESTMENT SERVICES, INC.

        The attached amended Schedule A is hereby incorporated into the Management Agreement dated April 3, 1987, as supplemented on August 1, 1994, November 1, 1995, December 17, 1996, July 25, 1997, September 1, 1998, January 1, 1999, May 19, 2000, November 16, 2000 and October 17, 2001(the "Agreement") between the American AAdvantage Funds and AMR Investment Services, Inc. To the extent that there is any conflict between the terms of the Agreement and these Supplemental Terms and Conditions ("Supplement"), this Supplement shall govern.

Dated: May 28, 2002

                                      American AAdvantage Funds

                                      By: ______________________________________
                                          Barry Y. Greenberg
                                          Vice President and Assistant Secretary

                                      AMR Investment Services, Inc.

                                      By: ______________________________________
                                          William F. Quinn
                                          President

                                     AMENDED
                                   SCHEDULE A
                                     TO THE
                              MANAGEMENT AGREEMENT
                                     BETWEEN
                          AMR INVESTMENT SERVICES, INC.
                                     AND THE
                            AMERICAN AADVANTAGE FUNDS


I.      BASE FEE

        As compensation pursuant to section 6 of the Management Agreement between AMR Investment Services, Inc. (the "Manager") and the American AAdvantage Funds (the "AAdvantage Trust"), the AAdvantage Trust shall pay to the Manager a fee, computed daily and paid monthly, at the following annual rates as percentages of each Fund's average daily net assets:

        (1) 0.10% of the net assets of the Balanced Fund, the Large Cap Value Fund, the International Equity Fund, the Small Cap Value Fund, the S&P 500 Index Fund, the Large Cap Growth Fund, the Emerging Markets Fund, the Small Cap Index Fund, the International Equity Index Fund, and the High Yield Bond Fund plus all fees payable by the Manager with respect to such Funds pursuant to any Investment Advisory Agreement entered into pursuant to Paragraph 2(d) of said Management Agreement;

        (2) 0.10% of the net assets of the Money Market Fund, the Municipal Money Market Fund and the U.S. Government Money Market Fund; and

        (3) 0.25% of the net assets of the Intermediate Bond Fund and the Short-Term Bond Fund.

        To the extent that a Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company, however, the AAdvantage Trust will not pay the Manager any fee pursuant to Section 6 of the Agreement.

II.     MANAGEMENT OF BALANCED FUND

        In addition to the fee set forth above, as compensation for directly managing a portion of the Balanced Fund's assets, pursuant to section 6 of the Management Agreement between the Manager and the AAdvantage Trust, the AAdvantage Trust shall pay to the Manager a fee quarterly, on an annualized basis, of 0.15% of the average month-end assets of the fixed income portion of the Balanced Fund directly managed by the Manager. The fee will be adjusted for any cash flows into or out of the Manager's

Balanced Fund account of $10 million or greater on a particular day during a quarter.

        To the extent that the Balanced Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company, however, the AAdvantage Trust will not pay the Manager any fee pursuant to
Section 6 of the Agreement.

II.     SECURITIES LENDING DUTIES AND FEES

        A.     Manager Duties

        The Manager agrees to provide the following services in connection with the investment of cash collateral received from the securities lending activities of each Fund of the AAdvantage Trust: (a) assist the securities lending agent (the "Agent") in determining which specific securities are available for loan, (b) monitor the Agent to ensure that securities loans are effected in accordance with its instructions and within the procedures adopted by the Board of Trustees of the AAdvantage Trust, (c) prepare appropriate periodic reports for, and seek appropriate approvals from, the Board of Trustees of the AAdvantage Trust with respect to securities lending activities, (d) respond to Agent inquiries concerning Agent's compliance with applicable guidelines, and (e) perform such other duties as necessary.

        B.     Securities Lending Fees

        As compensation for services provided by the Manager in connection with securities lending activities of each Fund of the AAdvantage Trust, the lending Fund shall pay to the Manager, with respect to cash collateral posted by borrowers, a fee up to 25% of the net monthly interest income (the gross interest income earned by the investment of cash collateral, less the amount paid to borrowers as well as related expenses) from such activities and, with respect to loan fees paid by borrowers when a borrower posts collateral other than cash, a fee up to 25% of such loan fees.

        To the extent that a Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company, however, the AAdvantage Trust will not pay the Manager any fee for services provided by the Manager in connection with securities lending activities.

DATED: May 28, 2002